The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the CARAN product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT
Dated May 17, 2016

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908
(To Prospectus dated April 29, 2016
and Product Supplement dated May 2, 2016)

UBS AG Contingent Absolute Return Autocallable Notes

UBS AG $• linked to the common stock of American Airlines Group Inc. due on or about May 24, 2017

Investment Description

UBS AG Contingent Absolute Return Autocallable Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the common stock of a specific company (the “underlying asset”). UBS will automatically call the Notes if the closing level of the underlying asset is equal to or greater than the initial level on any observation date. If the Notes are subject to an automatic call, UBS will pay you on the applicable call settlement date following such observation date a cash payment per Note equal to the “call price”, which is equal to your principal amount plus a call return, and no further payments will be owed to you under the Notes. The “call return” is an amount based on a per annum percentage (the “call return rate”) and increases the longer the Notes are outstanding. If the Notes are not subject to an automatic call, the amount you receive at maturity will be based on the percentage change in the level of the underlying asset from the trade date to the final valuation date (the “underlying return”) and whether the closing level of the underlying asset on the final valuation date (the “final level”) is less than the downside threshold. If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to your principal amount plus a percentage return equal to the absolute value of the underlying return (the “contingent absolute return”). If, however, the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will not receive the contingent absolute return and UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose a significant portion or all of your initial investment. Generally, a higher call return rate is associated with a greater risk of loss on the Notes. The contingent absolute return, and any contingent repayment of principal, applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Call Return — UBS will automatically call the Notes and pay you the call price on the related call settlement date if the closing level of the underlying asset is equal to or greater than the initial level on any observation date. The call return, and therefore the call price, increases the longer the Notes are outstanding. If the Notes were previously subject to an automatic call, no further payments will be owed to you under the Notes.
❑	Contingent Absolute Return at Maturity with Potential for Full Downside Market Exposure — If by maturity the Notes have not been subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will repay you the principal amount per Note plus a percentage return equal to the contingent absolute return. If, however, the final level is less than the downside threshold, you will not receive the contingent absolute return and UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. The contingent absolute return, and any contingent repayment of principal, applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	May 18, 2016
Settlement Date	May 23, 2016
Observation Dates	Quarterly (see page 2)
Final Valuation Date	May 18, 2017
Maturity Date	May 24, 2017
*	Expected. See page 2 for additional details.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-14 of the Contingent Absolute Return Autocallable Notes (“CARAN”) product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to the Notes we are offering. The call return rate, initial level and downside threshold for the Notes will be set on the trade date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment) and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Call Return Rate*	Initial Level	Downside Threshold	CUSIP	ISIN
Common stock of American Airlines Group Inc.	AAL	15.50% to 16.00% per annum*	$•	70.00% of the Initial Level	90275R604	US90275R6045
*	If the Notes are subject to an automatic call, your call return and call price will vary depending on the call settlement date on which the Notes are called, as set forth on page 2.

The estimated initial value of the Notes as of the trade date is expected to be between $9.458 and $9.758 for Notes linked to the common stock of American Airlines Group Inc. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 5 and 6 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the CARAN product supplement relating to the Notes, dated May 2, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the CARAN product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of American Airlines Group Inc.	$n	$10.00	$n	$0.15	$n	$9.85
UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the offering to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	CARAN product supplement dated May 2, 2016: https://www.sec.gov/Archives/edgar/data/1114446/000091412116001174/ub34627244-424b2.htm
♦	Prospectus dated April, 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Contingent Absolute Return Autocallable Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “CARAN product supplement” mean the UBS product supplement, dated May 2, 2016, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying asset.
♦	You believe the closing level of the underlying asset will be equal to or greater than the initial level on one of the specified observation dates or will be equal to or greater than the downside threshold on the final valuation date.
♦	You understand and accept that you will not participate in any appreciation of the underlying asset and that your potential return is limited to the call return if the Notes are called and to the contingent absolute return if the Notes have not been called.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You would be willing to invest in the Notes based on the downside threshold specified on the cover hereof and if the call return rate was set equal to the bottom of the range specified on the cover hereof (the actual call return rate will be set on the trade date).
♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlying asset.
♦	You understand and are willing to accept the risks associated with the underlying asset.
♦	You are willing to invest in securities that may be subject to an automatic call, you are otherwise willing to hold such securities to maturity and you accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦	You cannot tolerate a loss of all or a significant portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying asset.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You believe that the underlying asset will decline during the term of the Notes to a final level that is less than the downside threshold on the final valuation date.
♦	You seek an investment that participates in the appreciation or benefits from the full depreciation in the level of the underlying asset.
♦	You would be unwilling to invest in the Notes based on the downside threshold specified on the cover hereof and if the call return rate was set equal to the bottom of the range specified on the cover hereof (the actual call return rate will be set on the trade date).
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You seek guaranteed current income from your investment or prefer to receive the dividends paid on the underlying asset.
♦	You do not understand or are not willing to accept the risks associated with the underlying asset.
♦	You are unable or unwilling to hold securities that may be subject to an automatic call, you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “American Airlines Group Inc.” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

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Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Note
Term	Approximately 12 months, unless subject to an automatic call. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates and call settlement dates, as well as the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Asset	The common stock of a specific company, as indicated on the cover hereof.
Automatic Call Feature

UBS will automatically call the Notes if the closing level of the underlying asset on any observation date is equal to or greater than the initial level.

If the Notes are subject to an automatic call, UBS will pay you on the corresponding call settlement date a cash payment per Note equal to the call price for the applicable observation date.

Call Return	The call return increases the longer the Notes are outstanding and is based upon a call return rate of between 15.50% to 16.00% per annum. The actual call return rate will be determined on the trade date.
Call Price	The call price equals the principal amount per Note plus the applicable call return.

The table below assumes a call return rate of 15.50% per annum for Notes linked to the common stock of American Airlines Group Inc. The actual call return rate and amounts in the table below will be determined on the trade date.

Observation Dates(1)(2)	Call Settlement Dates(1)(2)(3)	Call Return Rate	Call Price (per Note)
August 18, 2016	August 23, 2016	3.875%	$10.3875
November 18, 2016	November 23, 2016	7.750%	$10.7750
February 21, 2017	February 24, 2017	11.625%	$11.1625
May 18, 2017	May 24, 2017	15.500%	$11.5500

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment equal to:

$10 x (1 + Contingent Absolute Return).

If the Notes are not subject to an automatic call and the final level is less than the downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$10 x (1 + Underlying Return).

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying return.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Contingent Absolute Return	The absolute value of the underlying return. For example, if the underlying return is -5%, the contingent absolute return will equal 5%.
Downside Threshold

A specified level of the underlying asset that is less than the initial level and equal to a percentage of the initial level, as specified on the cover hereof (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the CARAN product supplement).

The actual downside threshold will be set on the trade date.

Initial Level	The closing level of the underlying asset on the trade date, as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the CARAN product supplement).
Final Level	The closing level of the underlying asset on the final valuation date, as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and
“—Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the CARAN product supplement).

(1)	Subject to the market disruption event provisions set forth in the CARAN product supplement.
(2)	If you are able to sell the Notes in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Notes will be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any payment attributable to that observation date. If you are able to sell your Notes in the secondary market on the day following an observation date and before the applicable call settlement date, you will be deemed to be the record holder on the record date and therefore you will be entitled to any payment attributable to that observation date.
(3)	Three business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
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Investment Timeline

Trade Date	The initial level of the underlying asset is observed, the downside threshold is determined and the call return rate is set.

Quarterly

The Notes will be subject to an automatic call if the closing level of the underlying asset on any observation date is equal to or greater than the initial level.

If the Notes are subject to an automatic call, UBS will pay the call price for the applicable observation date, which is equal to the principal amount plus the applicable call return.

Maturity Date

If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to:

$10 x (1 + Contingent Absolute Return).

If the Notes are not subject to an automatic call and the final level is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$10 x (1 + Underlying Return).

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying return.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

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Key Risks

An investment in any offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying asset. These risks are explained in more detail in the “Risk Factors” section of the CARAN product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will not receive the contingent absolute return and you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset is equal to or greater than the downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.
♦	The contingent absolute return applies only at maturity — If the Notes are not subject to an automatic call, at maturity the Notes provide inverse exposure to the negative underlying return only if the final level is equal to or greater than the downside threshold. The contingent absolute return feature is limited by the downside threshold. You can receive the full benefit of the contingent absolute return from UBS only if you hold your Notes to maturity.
♦	Your potential return on the Notes from any positive underlying return is limited to the call return and you will not participate in any appreciation of the underlying asset — The return potential of the Notes from any positive underlying return is limited to the pre-specified call return resulting from an automatic call regardless of any appreciation in the level of the underlying asset. Investors will not participate in any appreciation in the closing level of the underlying asset from the initial level, and the return on the Notes will be limited to the call return if the Notes are subject to an automatic call. In addition, because the call return increases the longer the Notes have been outstanding, the call price payable with respect to earlier observation dates is less than the call price payable with respect to later observation dates. The earlier a Note is subject to an automatic call, the lower your return will be. Because the Notes may be subject to an automatic call as early as the first call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until the maturity date. If the Notes are not subject to an automatic call, your potential gain on the Notes from the contingent absolute return will be limited by the downside threshold. Furthermore, if the Notes are not subject to an automatic call, you may be subject to the decline in the level of the underlying asset even though you cannot participate in any appreciation in the level of the underlying asset. As a result, the return on an investment in the Notes could be less than the return on a direct investment or short position in the underlying asset. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of the underlying asset.
♦	A higher call return rate or lower downside threshold may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the call return rate and downside threshold, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that the closing level of the underlying asset could be less than the initial level on any observation date and that the final level of the underlying asset could be less than the downside threshold on the final valuation date and, as a consequence, indicates an increased risk of not receiving the call return and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher call return rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities and/or a lower downside threshold than those terms on otherwise comparable securities. Therefore, a relatively higher call return rate may indicate an increased risk of loss. Further, a relatively lower downside threshold may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying a return equal to the call return or a percentage return equal to the contingent absolute return. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Reinvestment risk — The Notes will be subject to an automatic call if the closing level of the underlying asset is equal to or greater than the initial level on any observation date. Because the Notes could be subject to an automatic call, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of the underlying asset and the shorter time remaining for the level of the underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment
♦	Single equity risk — The level of the underlying asset can rise or fall sharply due to factors specific to that underlying asset and the issuer of such underlying asset (the “underlying asset issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying asset issuer and the underlying asset for your Notes. For additional information regarding the underlying asset issuer, please see “Information about the Underlying Asset” below and the underlying asset issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.
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♦	Fair value considerations.
o	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying asset, the expected dividends on the underlying asset, if applicable, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset; the volatility of the underlying asset; the dividend rate paid on any underlying asset; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the underlying asset is currently or has been less than the downside threshold; the availability of comparable instruments; and the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
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♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall and there can be no assurance that the closing level of the underlying asset will be equal to or greater than the initial level on any observation date, or, if the Notes are not subject to an automatic call, that the final level will be equal to or greater than the downside threshold. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuer. You should be willing to accept the downside risks of owning equities in general and the underlying asset in particular, and the risk of losing a significant portion or all of your initial investment.
♦	There is no affiliation between the respective underlying asset issuers and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with the underlying asset issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer. However, we are not affiliated with the underlying asset issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying asset and the underlying asset issuer for your Notes. The underlying asset issuer is not involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying asset issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
♦	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying asset, the calculation agent may make adjustments to the initial level, downside threshold and/or final level, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the CARAN product supplement or herein as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying asset issuer where such issuer is not the surviving entity, the determination as to whether the Notes are subject to an automatic call or the amount you receive at maturity may be based on the equity security of a successor to the underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such reorganization event. If the underlying asset issuer becomes subject to (i) a reorganization event whereby the underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates, or (iii) the underlying asset is delisted or otherwise suspended from trading, the determination as to whether the Notes are subject to an automatic call or the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. For more information, see the sections “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the CARAN product supplement.
♦	Potential UBS impact on the underlying asset — Trading or transactions by UBS or its affiliates in the underlying asset, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying asset, may adversely affect the market price of that underlying asset on any observation date (including the final valuation date) and, therefore, the market value of the Notes and any payout to you at maturity.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the underlying asset issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed levels of the underlying asset. The calculation agent can postpone the determination of the initial level, closing level or final level of the underlying asset (and therefore the related call settlement date or maturity date, as applicable), on the trade date, any observation date or final valuation date, respectively. As UBS determines the economic terms of the Notes, including the call return rate, downside threshold and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting
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as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your tax situation.
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Hypothetical Examples

The examples below illustrate the payment upon an automatic call or at maturity for a $10 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for the Notes will be determined on the trade date; amounts have been rounded for ease of reference):

Principal Amount:	$10
Term:	12 months
Initial Level:	$30.00
Call Return Rate:	15.50% per annum (or 3.875% per quarter)
Observation Dates:	Quarterly
Downside threshold:	$21.00 (which is 70.00% of the Initial level)

Example 1 — The Closing Level of the Underlying Asset is equal to or greater than the Initial Level on the first Observation Date.

Closing level at first Observation Date:	$35.00 (equal to or greater than Initial level, Notes are called)
Call Price (per Note):	$10.3875

Because the Notes are subject to an automatic call following the first observation date (which is approximately 3 months after the trade date), UBS will pay you the call price on the call settlement date of $10.3875 per Note, for a 3.875% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The Closing Level of the Underlying Asset is equal to or greater than the Initial Level on the Final Valuation Date.

Closing level at first Observation Date:	$25.00 (less than Initial Level, Notes NOT called)
Closing level at second Observation Date:	$28.00 (less than Initial Level, Notes NOT called)
Closing level at third Observation Date:	$26.00 (less than Initial Level, Notes NOT called)
Closing level at Final Valuation Date:	$31.00 (equal to or greater than Initial Level, Notes are called)
Call Price (per Note):	$11.55

Because the Notes are subject to an automatic call following the final valuation date, UBS will pay you the call price on the call settlement date (which coincides with the maturity date in this example) of $11.55 per Note, for a 15.50% total return on the Notes.

Example 3 — The Notes are NOT subject to an Automatic Call and the Final Level of the Underlying Asset is equal to or greater than the Downside Threshold.

Closing level at first Observation Date:	$25.00 (less than Initial Level, Notes NOT called)
Closing level at second Observation Date:	$20.00 (less than Initial Level, Notes NOT called)
Closing level at third Observation Date:	$26.00 (less than Initial Level, Notes NOT called)
Closing level at Final Valuation Date:	$27.00 (less than Initial Level, but greater than Downside threshold, Notes NOT called)
Payment at Maturity (per Note):	$10 x (1 + Contingent Absolute Return)
$10 x (1 + 10%)
$10 x 1.10
$11

Because the Notes are not subject to an automatic call and the final level of the underlying asset is equal to or greater than the downside threshold, at maturity UBS will pay you a total of $11 per Note (reflecting your principal amount plus a percentage return equal to the contingent absolute return), for a 10% total return on the Notes.

Example 4 — The Notes are NOT subject to an Automatic Call and the Final Level of the Underlying Asset is less than the Downside Threshold.

Closing level at first Observation Date:	$23.00 (less than Initial Level, Notes NOT called)
Closing level at second Observation Date:	$27.00 (less than Initial Level, Notes NOT called)
Closing level at third Observation Date:	$18.00 (less than Initial Level and Downside Threshold, Notes NOT called) Closing level at
Final Valuation Date:	$15.00 (less than Initial Level and Downside Threshold, Notes NOT called)
Payment at Maturity (per Note):	$10 x (1 + Underlying Return)
$10 x (1 + -50%)
$10 x 0.50
$5

Because the Notes are not subject to an automatic call and the final level of the underlying asset is less than the downside threshold, at maturity you will not receive the contingent absolute return and UBS will pay you a total of $5 per Note for a 50% loss on the Notes.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Any payment on the Notes, including any payments in respect of an automatic call or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Information about the Underlying Asset

All disclosures contained herein regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Included on the following pages is a brief description of the underlying asset issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing levels for the underlying asset. The information given below is for the four calendar quarters in each of 2012, 2013, 2014, and 2015 and the first calendar quarter of 2016. Partial data is provided for the second calendar quarter of 2016. We obtained the closing level information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical price of the underlying asset as an indication of future performance.

The underlying asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and/or the Investment Company Act of 1940, as applicable. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying asset issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

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American Airlines Group Inc.

According to publicly available information, American Airlines Group Inc. (“AAL”) is a holding company that operates in the airline industry and its principal, wholly-owned subsidiaries are American Airlines, Inc. (“American”), Envoy Aviation Group Inc. (“Envoy”), Piedmont Airlines, Inc. (“Piedmont”) and PSA Airlines, Inc. (“PSA”). Wholly-owned regional carriers, Envoy, Piedmont and PSA, as well as certain third-party regional carriers have arrangements with American to provide regional service under the trade name “American Eagle.” On December 30, 2015, in order to simplify AAL’s internal corporate structure and as part of the integration efforts following the December 9, 2013 business combination of AAL and US Airways Group, Inc. (“US Airways Group”), AAL caused US Airways Group to be merged with and into AAL, with AAL as the surviving corporation, and, immediately thereafter, US Airways, Inc. (“US Airways”), a wholly-owned subsidiary of US Airways Group, merged with and into American, with American as the surviving corporation. As a result of the merger of US Airways and American, US Airways transferred all of its assets, liabilities and off-balance sheet commitments to American. Following American’s merger with US Airways Group, on December 9, 2013 AAL’s common stock started trading on the NASDAQ Global Select Market under the symbol “AAL.” Information filed by AAL with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08400, or its CIK Code: 0000006201. AAL’s website is http://www.aa.com.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing levels for AAL’s common stock, based on the daily closing levels on the primary exchange for AAL. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of AAL’s common stock on May 16, 2016 was $32.12. The actual initial level will be the closing level of AAL’s common stock on the trade date. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
12/9/2013*	12/31/2013*	$26.61	$24.60	$25.25
1/2/2014	3/31/2014	$39.02	$25.36	$36.60
4/1/2014	6/30/2014	$44.55	$33.37	$42.96
7/1/2014	9/30/2014	$43.86	$35.03	$35.48
10/1/2014	12/31/2014	$53.63	$28.58	$53.63
1/2/2015	3/31/2015	$55.76	$46.53	$52.78
4/1/2015	6/30/2015	$52.71	$39.48	$39.94
7/1/2015	9/30/2015	$43.99	$37.50	$38.83
10/1/2015	12/31/2015	$46.50	$38.13	$42.35
1/4/2016	3/31/2016	$43.47	$35.55	$41.01
4/1/2016**	5/16/2016**	$41.34	$31.33	$32.12
*	AAL’s common stock commenced trading on the NASDAQ Global Select Market on December 9, 2013 and therefore has a limited historical performance. For this reason, available information for the fourth calendar quarter of 2013 includes data for the period from December 9, 2013 through December 31, 2013. Accordingly, the ”Quarterly Closing High,” ”Quarterly Closing Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.
**	As of the date hereof, available information for the second calendar quarter of 2016 includes data for the period from April 1, 2016 through May 16, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2016.
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The graph below illustrates the performance of AAL’s common stock from December 9, 2013 through May 16, 2016, based on information from Bloomberg. The dotted line represents a hypothetical downside threshold of $22.48, which is equal to 70.00% of the closing level on May 16, 2016. The actual downside threshold will be based on the closing level of AAL’s common stock on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

60
50
40
30
20
10
0
Hypothetical Downside Threshold (70.00% of the Hypothetical Initial Level)
Dec-13
Feb-14
Apr-14
Jun-14
Aug-14
Oct-14
Dec-14
Feb-15
Apr-15
Jun-15
Aug-15
Oct-15
Dec-15
Feb-16
Apr-16

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What are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the CARAN product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the underlying asset. If your Notes are so treated, you should generally recognize gain or loss upon the sale, exchange, automatic call, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Subject to the discussion below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise, such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

However, it is possible that the Internal Revenue Service (“IRS”) could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon maturity or automatic call of your Notes is determined, even though you will not receive any amounts from the issuer in respect of your Notes prior to the maturity or automatic call of your Notes. In such case, you may be treated as having a holding period in respect of your Notes prior to the maturity or automatic call of your Notes, and such holding period may be treated as less than one year even if you receive cash upon the maturity or automatic call of your Notes at a time that is more than one year after the beginning of your holding period.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the CARAN product supplement. The risk that the Notes may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not contain downside protections.

There may be also a risk that the IRS could assert that the Notes should not give rise to long-term capital gain or loss because the Notes offer, at least in part, short exposure to the underlying asset.

Notice 2008-2. In addition, the IRS has released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the CARAN product supplement unless and until such time as the IRS and the Treasury Department determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA, as discussed below, if you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8. However, it is possible that future guidance or legislation, such as the guidance as discussed above regarding Notice 2008-2, could subject non-U.S. holders to U.S. federal withholding tax on any deemed income accrual from the Notes. Subject to Section 897, discussed below, gain from the sale, exchange, automatic call, redemption or maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange, automatic call or settlement or maturity and certain other conditions are satisfied, or has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying asset issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the

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Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If an underlying asset issuer and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a sale, exchange, automatic call, redemption or maturity of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying asset issuer for their Notes as a USRPHC and the Notes as United States real property interests.

Section 871(m). Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the underlying asset), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2017. Accordingly, non-U.S. holders of the Notes should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Notes under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying asset. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will not be interest payments over the entire term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Notes are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

13

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

14

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the CARAN product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offerings	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Indicative Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples	5
American Airlines Group Inc.	9
What Are the Tax Consequences of the Notes?	15
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	17

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Examples of How the Notes Perform	PS-10
Risk Factors	PS-16
General Terms of the Notes	PS-31
Use of Proceeds and Hedging	PS-47
Supplemental U.S. Tax Considerations	PS-48
Certain ERISA Considerations	PS-54
Supplemental Plan of Distribution (Conflicts of Interest)	PS-55

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against, UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$• UBS AG Contingent Absolute Return Autocallable Notes due on or about May 24, 2017
Preliminary Pricing Supplement dated May 17, 2016 (To Product Supplement dated May 2, 2016 and Prospectus dated April 29, 2016)
UBS Investment Bank UBS Financial Services Inc.